As filed with the Securities and Exchange Commission on December 6, 2023
Registration No. 333-238486
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-238486

UNDER THE SECURITIES ACT OF 1933
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WESTERN ASSET MORTGAGE CAPITAL CORPORATION
(AG Mortgage Investment Trust, Inc., as successor by merger to Western Asset Mortgage Capital Corporation)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0298092 (I.R.S. Employer Identification No.)
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
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Jenny B. Neslin
General Counsel and Secretary
AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167
Telephone: (212) 692-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
___________
With copies to:
Steven M. Haas
James A. Kennedy
Robert K. Smith
Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Telephone: (202) 955-1611

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

    This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-238486) of Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2020 (the “Registration Statement”), and is being filed to deregister any and all securities registered pursuant to the Registration Statement that remain unsold or otherwise unissued under the Registration Statement.

On August 8, 2023, the Company, AG Mortgage Investment Trust, Inc., a Delaware corporation (“MITT”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement (as defined below), AG REIT Management, LLC, a Delaware limited liability company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions therein, the Company was merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, MITT, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 6, 2023.
AG MORTGAGE INVESTMENT TRUST, INC.
(as successor by merger to Western Asset Mortgage Capital Corporation)
By:    /s/ Jenny B. Neslin
Name:    Jenny B. Neslin
Title:    General Counsel and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.